Exhibit 99.1

News Release

Contact:

Todd Allen, CFA

Vice President, Investor and Media Relations

410-689-7632

tallen@foundationcoal.com

Foundation Coal Announces Second Quarter 2008 Results

•	Increasing 2009 Adjusted EBITDA Guidance To $625 - $725 Million From $500 - $600 Million; Maintaining 2008 Adjusted EBITDA & Diluted EPS Guidance

•	Average Realizations Higher In All Regions For All Years Through 2012

•	Unpriced Eastern Position: 33%, 69%, & 87% for 2009, 2010, & 2011, Respectively

•	Permitting Ongoing For New Foundation & Freeport Mines in Northern Appalachia

•	Efficiently Managed Through Roof Control Issues In Northern Appalachia In Q2

•	Q2 PRB Deliveries Impacted By Midwest Flooding And Wyoming Rainfall

LINTHICUM HEIGHTS, Md., July 24, 2008 – Foundation Coal Holdings, Inc. (NYSE:FCL) today reported a second quarter 2008 net loss of $4.4 million or $0.10 per share, compared to a net loss of $3.8 million or $0.08 per share in the second quarter of 2007. Second quarter results were impacted by the previously-announced roof control issues in Northern Appalachia and lower than expected shipments from the Powder River Basin due to the combination of transportation interruptions stemming from severe flooding throughout much of the Midwest and heavy rainfall in Wyoming.

Summary Statistics

($ in millions, except per-share and tonnage amounts)

	Quarter Ended June 30, 2008	Quarter Ended June 30, 2007		Six Months Ended June 30, 2008		Six Months Ended June 30, 2007
Coal Sales Revenues	$404.8	$359.8		$811.7		$746.0
Coal Shipments (MM Tons)	17.0	18.3		35.4		37.1
Net Income (Loss)	($4.4)[1]	($3.8	) [3]	$1.7	[1,2]	$20.8	[3]
Earnings (Loss) per Diluted Share	($0.10)[1]	($0.08)[3]		$0.04	[1,2]	$0.45	[3]
Adjusted EBITDA	$68.0	$65.3	[4]	$151.2		$164.3	[4]

NOTE:

[1]        Includes a $1.2 million after-tax non-cash asset write-off arising from resolution of a dispute.

[2]        Includes $2.8 million of incremental after-tax stock-based compensation expense recognized in Q1 2008.

[3]        Includes the impacts of employee and coal supply termination expenses at the Wabash mine, a nine day strike, and one-time regulatory issues.

[4]         Includes the impacts of a nine day strike and one-time regulatory issues.

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Foundation Coal Announces Second Quarter 2008 Results	Page 2

Please see EBITDA reconciliation and reconciliation of non-GAAP measures to net income tables included as exhibits to this release.

James F. Roberts, Chairman and Chief Executive Officer, commented, “We are disappointed with our second quarter results. However, as we had anticipated entering 2008, Foundation is positioned to deliver much stronger results in the second half. Results should benefit from higher average realizations, fewer miner vacation days in the third quarter, and the operation of two longwalls at the Emerald Mine throughout the fourth quarter which should enable us to achieve the targeted 14 million ton annual production level in Northern Appalachia. Therefore, we are maintaining our full year financial guidance for 2008. Further, we are now increasing our 2009 Adjusted EBITDA guidance to a range of $625 million to $725 million.”

“Second quarter results were impacted by roof control issues in a new longwall district that hampered production in Northern Appalachia, reducing our Adjusted EBITDA by approximately $14 million. In addition, severe flooding throughout much of the heartland and heavy rainfall in Wyoming slowed production and interrupted transportation in the Powder River Basin. These weather events further reduced our second quarter Adjusted EBITDA by approximately $5 million. The acceleration of miner vacations in Northern Appalachia also reduced production days in the quarter.”

Mr. Roberts continued, “On the contracting front, we again executed on our successful market strategy during the quarter, selectively signing multi-year business in the East while maintaining large open positions that will allow us to leverage today’s strong pricing environment. Since our last update we have committed and priced approximately 5.5 million tons of Eastern coal at favorable prices through 2011, including a total of approximately 2 million tons for 2009 delivery which consist entirely of Eastern steam coal at prices in the low triple digits. We continue to have 69% and 87% of our Eastern production unpriced in 2010 and 2011, respectively. Clearly, we see a tremendous opportunity to leverage our approximately 21 million tons of annual production in the East based on current market conditions.”

“We continue to plan for organic growth at Foundation,” Mr. Roberts said. “During the second quarter, we advanced the permitting process for our new Foundation and Freeport mines in Northern Appalachia. The Foundation Mine will be a longwall complex that will enable the company to maintain its Pittsburgh #8 production and potentially expand production in this high margin region. The Freeport Mine, which will access metallurgical grade reserves in the Freeport Seam, is expected to be a 2 to 3 million ton per year continuous miner operation beginning production in 2012. Foundation intends to maximize metallurgical coal production at the Freeport Mine, adding to our existing base of 1.5 to 1.7 million tons of annual metallurgical coal production. Together with our Kingston and Pax Mines, the reserves at Freeport bring our total metallurgical reserves to 81 million tons companywide.”

Foundation again demonstrated its commitment to top-tier safety performance. In the first half of 2008, the incident rate was 37% better than the full year 2007 incident rate. Several mines, including Eagle Butte, Pax, Paynter Branch and Kingston, completed the first half of the year without a reportable injury. Foundation remains on track to achieve record safety performance in 2008.

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Foundation Coal Announces Second Quarter 2008 Results	Page 3

FINANCIAL RESULTS

Period to Period Comparisons

Coal sales revenues were $404.8 million, up 13 percent from the second quarter of 2007 primarily due to a 21 percent increase in average per ton sales realizations, which more than offset a 1.3 million ton decrease in shipments from the Powder River Basin and slightly lower shipments from Central Appalachia.

The strong increase in average per ton sales realizations reflects higher realizations in all active production regions. The increase in average per ton realizations was most profound in the East, with second quarter realizations in Central Appalachia and Northern Appalachia rising 30 percent and 15 percent, respectively, compared to the same period last year.

Foundation Coal reported a net loss of $4.4 million or $0.10 per share during the second quarter of 2008, compared to a net loss of $3.8 million or $0.08 per share in the year ago quarter. The net loss during the second quarter of 2008 is primarily attributable to the combination of lower than expected shipments from Northern Appalachia due to roof control issues at the Emerald Mine and reduced shipments from the PRB due to weather events, which reduced diluted earnings per share by an estimated $0.26 and $0.09, respectively. In addition, the second quarter 2008 net loss also includes a $1.2 million after-tax non-cash asset write-off arising from resolution of a contract dispute (see attached “Reconciliation of Non-GAAP Measures to Net Income”). The net loss in the second quarter last year includes a $5.9 million after-tax charge for employee and coal supply termination expenses at the Wabash Mine. Additionally, the net loss last year reflects the impact of a nine-day strike and one-time regulatory impacts which together account for $9.9 million of negative earnings impact.

Net income and diluted earnings per share for the six months ended June 30, 2008 were $1.7 million and $0.04, respectively, compared to $20.8 million and $0.45 in the comparable period last year. Excluding special items (see attached “Reconciliation of Non-GAAP Measures to Net Income”), year-to-date 2008 net income and diluted earnings per share were $5.7 million and $0.12, respectively, compared to $27.3 million and $0.59 in 2007.

EBITDA, as defined in the company’s bank credit agreement (“adjusted EBITDA”) was $68.0 million in the second quarter of 2008 compared to $65.3 million in the second quarter of 2007. The increase in Adjusted EBITDA reflects higher average per ton realizations in all active production regions partly offset by reduced current year shipments, primarily in the Powder River Basin, and higher cost of coal sales and selling, general and administrative expenses.

Cash Flows and Liquidity

For the quarter ended June 30, 2008, cash flows provided by operating activities were $76.3 million compared to $83.7 million in the corresponding quarter of the prior year. Capital expenditures in the second quarter were $31.4 million compared to $28.0 million in the second quarter of 2007. Capital expenditures were primarily for equipment and mine development expenditures to sustain operations, but also included pre-development spending on the Foundation and Freeport mines and capitalized rebuild costs for the second longwall at Emerald.

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Foundation Coal Announces Second Quarter 2008 Results	Page 4

Available liquidity under the company’s existing revolving credit agreement was approximately $331 million at June 30, 2008.

MARKET OVERVIEW

The trends of globalization and rising worldwide demand continue, and it is increasingly clear that consumption in Asia will continue to grow, straining supply and tightening the markets for both thermal and metallurgical coal. Growth in China’s coal consumption is a significant driver of worldwide market tightness. According to various analyst reports, China’s coal-fired generation capacity stands at approximately 550 GWs, roughly 200 GWs more than the United States. Coal-fired electricity generation capacity has roughly doubled in China since 2000. Additionally, 60 new coal-fired plants are expected to be commissioned in China in 2008, followed by a similar amount in 2009. As a result of this rapid growth, China is currently experiencing a serious supply shortage. As of July 6th, the inventory for China’s State Grid stood at 11 days, down from 15 in March; 181 plants were below 7 days; and 64 plants were below 3 days. Amid this coal shortage 2.5 percent of the country’s generation portfolio was recently shut down. Some analysts now speculate that Chinese coal exports could be significantly curtailed in the second half of 2008.

Tight market conditions extend beyond China. Currently, 34 plants in India have less than 7 days of inventory compared to only 10 plants a year ago. Indonesia, the world’s largest exporter of thermal coal with more than 25 percent of the market, may require producers to reduce exports in order to fuel domestic electricity generation, and Indonesian year to date exports are down from last year. Vietnamese exports are capped in an effort to retain coal for domestic consumption, and exports in the first half of 2008 are down roughly 15% compared to last year. South Africa’s exports are shrinking in order to supply increasing domestic needs. Australian exports continue to be limited by rail and port bottlenecks that are expected to persist through at least 2010. The combination of depleted inventories in Asia, ongoing demand growth, reduced exports from several coal-exporting nations, and the limited ability to increase supply have led several analysts to conclude that the seaborne thermal coal market is likely to remain in deficit for the near-term. Similarly, the seaborne metallurgical coal market is also expected to remain in structural deficit in the near-term.

In the United States the effects of the tight global market have resulted in strong growth in exports for Eastern steam and metallurgical coals. The Energy Information Administration now forecasts that U.S. exports will exceed 85 million tons in 2008, up 44% from 2007. This would represent the largest amount of U.S. exports since 1995 and a nearly 40 million ton increase in net exports since 2006, almost entirely from the Eastern United States. This surge in exports has occurred at a time when production is essentially flat and imports are down. Year to date, Eastern coal production has increased just 0.3 percent compared to 2007, and Western coal production is up approximately 1 percent.

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Foundation Coal Announces Second Quarter 2008 Results	Page 5

The combination of increased exports and flat production has resulted in a shortage of Eastern coals. Domestic inventories are declining and now stand at roughly 141 million tons, or approximately 50 days, down from over 150 million tons at the beginning of 2008. Recently the inventory drawdown has accelerated. Inventories at utilities served by Northern Appalachian coal remain low, and inventories at utilities served by Central Appalachian coal have begun to contract rapidly. This shortage of coal is reflected in Eastern coal prices which have increased two to three-fold compared to last year.

United States exports are expected to increase in 2009, and production in the East is expected to continue to be constrained by permitting issues, long lead times for new mines, and limited labor. As a result, domestic demand is projected to outstrip supply in the near-term. Therefore, tight market conditions and a strong pricing environment should persist for the next few years. Furthermore, as the shortage of Eastern coals continues, many analysts now expect that Eastern utilities will increase their consumption of Western coals in order to maintain inventories and control fuel costs which is expected to result in increased prices for Powder River Basin coals.

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Foundation Coal Announces Second Quarter 2008 Results	Page 6

OUTLOOK

Based on the strong global demand for coal, the robust pricing environment in the Eastern United States and the apparent near-term sustainability of these favorable market fundamentals, together with Foundation’s current contracted position, Foundation is increasing its 2009 Adjusted EBITDA guidance to a range of $625 million to $725 million, up from the previous range of $500 million to $600 million. Foundation is maintaining its 2008 Adjusted EBITDA range of $335 million to $385 million and its diluted earnings per share guidance of $1.05 to $1.55. Western production guidance is being adjusted slightly to a range of 51 million tons to 52 million tons to reflect the impact of second quarter weather events on full year production. Foundation is updating its committed and priced volumes and average per ton sales realization guidance as shown in the table below to reflect newly contracted business through July 3rd, 2008.

Guidance

($ in millions, except per-share, per-ton and percentage amounts)

	2008	2009	2010	2011
Adjusted EBITDA	$335 - 385	$625 - 725
Earnings per Diluted Share	$1.05 - 1.55
Average per Ton Sales Realization on Committed and Priced Coal Shipments
West	$10.07	$10.34	$10.74	$11.26
East	$49.57	$57.77	$65.89	$74.73
Coal Shipments (MM Tons)[1]	72.3 - 74.8	74.5 - 78.0	74.5 - 78.0	74.5 - 78.0
West	51.0 - 52.0	54.0 - 56.0	54.0 - 56.0	54.0 - 56.0
East	21.3 - 22.8	20.5 - 22.0	20.5 - 22.0	20.5 - 22.0
Committed and Priced (%)[2]	99%	85%	49%	22%
West	100%	92%	56%	26%
East	96%	66%	31%	13%

NOTES:

[1]        Coal shipments for the East and consolidated coal shipments include approximately 1.3 million tons of purchased coal in 2008 and approximately 0.5 million tons of purchased coal in each of 2009, 2010 and 2011.

2        As of Jul. 3, 2008, compared to the midpoint of shipment guidance range.

In its financial guidance for 2008, Foundation is assuming the following:

•

Miner vacation days in Northern Appalachia during the third quarter of 2008 are anticipated to be 15 days due to the acceleration of some vacation days into the second quarter in order to coordinate vacation periods with scheduled repairs on Monongahela River locks.

•	A longwall move at the Cumberland Mine is anticipated to occur in the third quarter of 2008.

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Foundation Coal Announces Second Quarter 2008 Results	Page 7

•	Both longwalls are anticipated to be in operation at the Emerald Mine throughout the fourth quarter of 2008.

ABOUT FOUNDATION COAL

Foundation Coal Holdings, Inc., through its affiliates, is a major U.S. coal producer operating mines and associated processing and loading facilities in Pennsylvania, West Virginia, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 3,000 people and produces more than 70 million tons of coal annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, Md.

CONFERENCE CALL WEBCAST

Foundation Coal Holdings, Inc. will hold a conference call to discuss second quarter and year-to-date 2008 financials on Thursday, July 24, 2008, at 10:00 a.m. EDT. The call will be accessible through the internet at Foundation’s website: www.foundationcoal.com and will be archived at this location for a period of two weeks.

NON-GAAP DISCLOSURES

EBITDA, a measure used by management to evaluate its ongoing operations for internal planning and forecasting purposes, is defined as income (loss) from continuing operations, plus interest expense, net of interest income, income tax expense (benefit), charges for early debt extinguishment, and depreciation, depletion and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the company’s presentation of EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the company’s debt instruments. The definition of EBITDA as used in the company’s debt instruments is further adjusted for certain cash and non-cash charges/credits and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt and making certain payments.

A reconciliation of the company’s non-GAAP to GAAP results is included as an exhibit to this release.

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Foundation Coal Announces Second Quarter 2008 Results	Page 8

FORWARD-LOOKING STATEMENTS

Certain statements relating to the future prospects, developments, business strategies, analyses and other information that is based on forecasts of future results and estimates of amounts not yet determinable are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which can be identified as any statement that does not relate strictly to historical or current facts. The company has used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting the company and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the company’s control, that could cause the company’s actual results to differ materially from those matters expressed in or implied by these forward-looking statements. These factors include, but are not limited to: market demand for coal, electricity and steel; weather conditions or catastrophic weather-related damage; the company’s production capabilities; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting the company’s coal mining and production, and those affecting the company’s customers’ coal usage; regulatory and court decisions; railroad, barge, trucking and other transportation performance and costs; assumptions concerning economically recoverable coal reserve estimates; employee workforce factors; changes in postretirement benefit and pension obligations; the company’s liquidity, results of operations and financial condition. The company advises investors that it discusses additional risk factors and uncertainties that could cause Foundation Coal Holdings Inc. actual results to differ from forward-looking statements in the company’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors”. The investor should keep in mind that any forward-looking statement made by the company in this news release or elsewhere speaks only as of the date on which the company makes it. New risks and uncertainties come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law. In light of these risks and uncertainties, the investor should keep in mind that any forward-looking statement made in this news release or elsewhere might not occur.

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Foundation Coal Announces Second Quarter 2008 Results	Page 9

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Millions Except Per Share Data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Tons sold	17.0	18.3	35.4	37.1

Revenues	$411.9	$368.5	$824.2	$763.4
Cost of coal sales	328.9	288.1	644.3	572.3
Selling, general & administrative expenses	17.4	16.8	37.2	30.6
Accretion on asset retirement obligations	2.9	2.5	5.5	4.9
Employee and contract termination costs	—	9.7	—	12.0
Write-down of long-lived asset due contract dispute resolution	1.3	—	1.3	—
Depreciation, depletion and amortization	51.5	50.7	104.8	101.8
Amortization of coal supply agreements	1.2	(1.5)	1.3	(2.7)

Income from operations	8.7	2.2	29.8	44.5
Interest income	0.3	0.9	0.7	1.5
Interest expense:
Interest	(9.4)	(11.4)	(20.2)	(22.6)
Amortization of deferred financing costs	(0.5)	(0.4)	(0.9)	(0.9)
Surety bond and letter of credit fees	(1.5)	(1.5)	(3.2)	(2.8)

(Loss) income before income taxes and equity in losses of affiliates	(2.4)	(10.2)	6.2	19.7
Income tax (expense) benefit	(1.1)	6.4	(3.4)	1.1
Equity in losses of affiliates	(0.9)	—	(1.1)	—

Net (loss) income	$(4.4)	$(3.8)	$1.7	$20.8

Earnings (loss) per common share:
Basic (loss) earnings per common share	$(0.10)	$(0.08)	$0.04	$0.46

Diluted (loss) earnings per common share	$(0.10)	$(0.08)	$0.04	$0.45

Weighted average shares oustanding:
Weighted average shares—basic	45.397	45.237	45.196	45.180
Weighted average shares—diluted	45.397	45.237	46.338	46.482

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

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Foundation Coal Announces Second Quarter 2008 Results	Page 10

Foundation Coal Holdings, Inc. and Subsidiaries

Supplemental Financial Data

(In Millions, Except Per Ton Data)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008		2007	2008		2007
Tons sold
Powder River Basin	11.6		12.9	24.2		25.5
Northern Appalachia	3.4	1)	3.2	7.5	1)	6.8
Central Appalachia	1.9		2.1	3.6		4.3
Illinois Basin & traded coal	0.1		0.1	0.1		0.5

Total	17.0		18.3	35.4		37.1

1)      Includes 0.3 million tons of purchased coal sold at an average realization of $35.51 per ton and 0.6 million tons of purchased coal sold at an average realization of $35.68 per ton in the three and six months ended June 30, 2008, respectively.

Average realized price per ton sold
Powder River Basin	$10.05		$9.25	$10.07		$9.19
Northern Appalachia	45.30		39.51	44.04		40.09
Central Appalachia	67.24		51.62	62.77		52.02
Illinois Basin and traded coal	66.42		59.62	76.16		30.86
Total	$23.82		$19.71	$22.90		$20.13
Revenue summary
Powder River Basin	$116.3		$118.6	$243.6		$234.0
Northern Appalachia	156.3		127.7	331.3		273.9
Central Appalachia	124.3		111.1	225.9		224.3
Illinois Basin and traded coal	7.9		2.4	10.9		13.8

Total coal sales	404.8		359.8	811.7		746.0
Other revenues	7.1		8.7	12.5		17.4

Total revenues	411.9		368.5	824.2		763.4
Cost of coal sales	328.9		288.1	644.3		572.3
Selling, general and administrative expenses	17.4		16.8	37.2		30.6
Accretion on asset retirement obligations	2.9		2.5	5.5		4.9
Employee and contract termination costs	—		9.7	—		12.0
Write-down of long-lived asset due to contract dispute resolution	1.3		—	1.3		—

EBITDA	61.4		51.4	135.9		143.6
Depreciation, depletion and amortization	51.5		50.7	104.8		101.8
Amortization of coal supply agreements (credit)	1.2		(1.5)	1.3		(2.7)

Income from operations	$8.7		$2.2	$29.8		$44.5

Capital expenditures	$31.4		$28.0	$66.7		$76.1
Cash flow provided by operating activities	$76.3		$83.7	$131.8		$135.5
Adjusted EBITDA from Credit Agreement	$68.0		$65.3	$151.2		$164.3
Last twelve months Adjusted EBITDA from Credit Agreement	$294.4		$295.8	$294.4		$295.8
Adjusted EBITDA margin (Adjusted EBITDA/Revenues)	16.5%		17.7%	18.3%		21.5%

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

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Foundation Coal Announces Second Quarter 2008 Results	Page 11

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Millions)

	June 30, 2008	December 31, 2007
	(Unaudited)
Cash & cash equivalents	$71.7	$50.1
Trade accounts receivable	109.9	100.9
Inventories, net	42.2	44.1
Deferred income taxes	15.8	11.4
Other current assets	26.1	37.2

Total current assets	265.7	243.7
Property plant and equipment, net	1,640.9	1,629.7
Coal supply agreements, net	9.1	20.6
Other noncurrent assets	22.9	14.2

Total assets	$1,938.6	$1,908.2

Current Portion of long-term debt	$—	$—
Accounts payable and accrued expenses	203.1	204.2

Total current liabilities	203.1	204.2
Long-term debt	599.8	599.8
Coal supply agreements, net	6.4	9.4
Deferred income taxes	7.0	3.2
Other long-term liabilities	772.1	755.3

Total liabilities	1,588.4	1,571.9
Stockholders’ equity	350.2	336.3

Total liabilities and stockholders’ equity	$1,938.6	$1,908.2

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

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Foundation Coal Announces Second Quarter 2008 Results	Page 12

Foundation Coal Holdings, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA per the Bank Credit Agreement

To Net (Loss) Income

(In Millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net (loss) income	$(4.4)	$(3.8)	$1.7	$20.8
Depreciation, depletion and amortization	51.5	50.7	104.8	101.8
Amortization of coal supply agreements (credit)	1.2	(1.5)	1.3	(2.7)
Interest expense	9.4	11.4	20.2	22.6
Amortization of deferred financing costs	0.5	0.4	0.9	0.9
Surety bond and letter of credit fees	1.5	1.5	3.2	2.8
Interest income	(0.3)	(0.9)	(0.7)	(1.5)
Income tax expense (benefit)	1.1	(6.4)	3.4	(1.1)
Loss from equity affiliate	0.9	—	1.1	—

EBITDA	$61.4	$51.4	$135.9	$143.6
Adjustments per Credit Agreement:
Accretion on asset retirement obligations	2.9	2.5	5.5	4.9
Employee and contract termination costs	—	9.7	—	12.0
Write-down of long-lived asset due to contract dispute resolution	1.3	—	1.3	—
Non-cash stock based compensation expense	1.9	1.3	8.0	3.0
Other	0.5	0.4	0.5	0.8

Adjusted EBITDA per Credit Agreement	$68.0	$65.3	$151.2	$164.3

Adjusted EBITDA per Credit Agreement for years ended December 31, 2007 and 2006, respectively			307.5	311.7
Adjusted EBITDA per Credit Agreement for six months ended June 30, 2007 and 2006, respectively			(164.3)	(180.2)

Adjusted EBITDA per Credit Agreement for the twelve months ended June 30, 2008 and 2007, respectively			$294.4	$295.8

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

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Foundation Coal Announces Second Quarter 2008 Results	Page 13

Foundation Coal Holdings, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures to Net Income

(In Millions, Except Per Share Data)

(Unaudited)

Net Income Available to Common Shareholders and Earnings Per Common Share Excluding Special Items:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net (loss) income as reported	$(4.4)	$(3.8)	$1.7	$20.8
Stock-based compensation expense primarily related to modification of vesting conditions and other matters	—	—	3.3	—
Income tax impact of stock-based compensation	—	—	(0.5)	—
Write-down of long-lived asset due to contract dispute resolution	1.3	—	1.3	—
Income tax impact of above write-down of long-lived asset	(0.1)	—	(0.1)	—
Employee and contract termination costs	—	9.7	—	12.0
Income tax impact of employee and contract termination costs	—	(3.8)	—	(4.7)
Premium refund settlement from Combined Benefit Fund	—	—	—	(1.4)
Income tax impact of premium refund from Combined Benefit Fund	—	—	—	0.6

Net (loss) income excluding special items	$(3.2)	$2.1	$5.7	$27.3

Earnings per common share excluding special items:
Basic (loss) earnings per common share excluding special items	$(0.07)	$0.05	$0.13	$0.60

Diluted (loss) earnings per common share excluding special items	$(0.07)	$0.05	$0.12	$0.59

Weighted average shares outstanding:
Weighted average shares—basic	45.397	45.237	45.196	45.180
Weighted average shares—diluted	45.397	45.237	46.338	46.482

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

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